Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jared Conley Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Announces Pricing of $800 Million of 4.950% Senior Notes due 2033

SALT LAKE CITY – August 6, 2025 – Extra Space Storage Inc. (“Extra Space”) (NYSE: EXR), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, today announced that its operating partnership, Extra Space Storage LP (the “operating partnership”), has priced a public offering of $800 million aggregate principal amount of 4.950% senior notes due 2033 (the “Notes”). The Notes were priced at 99.739% of the principal amount and will mature on January 15, 2033. J.P. Morgan, BMO Capital Markets, PNC Capital Markets LLC, BofA Securities, TD Securities, Truist Securities, Wells Fargo Securities and US Bancorp are acting as the joint book-running managers for the offering. Regions Securities LLC, Citigroup, Huntington Capital Markets, Scotiabank, Zions Capital Markets, BOK Financial Securities, Inc., Fifth Third Securities, Academy Securities and Ramirez & Co., Inc. are acting as the co-managers for the offering.

The offering is expected to close on or about August 8, 2025, subject to the satisfaction of customary closing conditions. The Notes will be fully and unconditionally guaranteed by Extra Space and certain of its subsidiaries.

The operating partnership intends to use the net proceeds from this offering to repay amounts outstanding from time to time under its lines of credit and its commercial paper program, and for other general corporate and working capital purposes, including funding potential acquisition opportunities.

The Notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204; BMO Capital Markets Corp., Attention: IG Syndicate, 151 W 42nd Street, 9th Floor, New York, NY 10036, or by telephone at +1 (888) 200-0266; or PNC Capital Markets LLC, 300 Fifth Avenue, 10th Floor, Pittsburgh, PA 15222, by telephone at +1 (855) 881-0697, or by email at pnccmprospectus@pnc.com.

A prospectus supplement related to the offering will also be available free of charge on the SEC’s website at http://www.sec.gov.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of June 30, 2025, the Company owned and/or operated 4,179 self-storage stores in 43 states and Washington, D.C. The Company’s stores comprise approximately 2.9 million units and approximately 321.5 million square feet of rentable space operating under the Extra Space brand. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. It is the largest operator of self-storage properties in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the terms, timing and completion of the offering of securities by Extra Space and the operating partnership, including the anticipated use of proceeds therefrom. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Such risks and uncertainties include without limitation those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. All forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE Extra Space Storage Inc.

Jared Conley, Extra Space Storage, 801-365-1759, info@extraspace.com